Exhibit 99.1

PETER GYENES APPOINTED TO CARBONITE BOARD OF DIRECTORS

FOLLOWING RECORD Q1 GROWTH OF 42% IN SMB BOOKINGS

BOSTON, April 30, 2015 – Carbonite, Inc. (Nasdaq:CARB), a leading provider of cloud and hybrid business continuity solutions for small and midsize businesses (SMBs), today announced that Mr. Peter Gyenes has been appointed to the Board of Directors. Gyenes will hold office until the 2015 Annual Meeting of Shareholders, completing the term of Mr. Timothy Clifford who has resigned as a director of the Company and will not stand for reelection in 2015. Clifford is leaving the Board to return to a leadership role in the software industry. The Company and the Board expressed its sincere gratitude to Clifford for his service to the Company.

Named as an Ernst & Young Entrepreneur of the Year in 2005, Gyenes is a software industry veteran, having served as Chairman and CEO of Ascential Software Corporation (Nasdaq:ASCL), and its predecessor companies VMark Software, Ardent Software, and Informix from 1996 until its acquisition by IBM for $1.1B in 2005. He previously served as President and CEO of Racal InterLan, Inc., and in executive management positions at Data General Corporation, Encore Computer Corporation, and Prime Computer, Inc. As an independent director of the Company, Gyenes will serve on Carbonite’s Compensation Committee.

“Peter Gyenes is a highly respected leader in the technology industry and we are thrilled to welcome him to Carbonite,” said Mohamad Ali, President and Chief Executive Officer, Carbonite. “Peter’s management track record, valuable hands-on experience, and extensive network in the technology distribution channel will be strategic advantages to us as we enter a new phase of growth,” concluded Ali.

“I am very excited to be working with the Carbonite team,” said Gyenes. “I believe in Carbonite’s thesis to reduce the complexity and cost of traditional enterprise technology for small and midsize businesses. SMBs need powerful yet simple and cost-effective business continuity solutions from trusted technology leaders, and Carbonite’s proven core competency in consumer-simple yet powerful solutions at disruptive price-points strongly positions it to deliver superior value to this very large market. I look forward to helping Carbonite extend its leadership role as the brand that serves small businesses around the world.”

Gyenes brings to Carbonite significant software company board experience. He currently serves as the Lead Independent Director of Sophos plc, a global security software firm that he joined as non-executive chairman in 2006. He serves on the boards of Intralinks, Inc. (NYSE:IL), a provider of enterprise content management and collaboration software; Pegasystems Inc. (Nasdaq:PEGA), a provider of software to automate enterprise operations; RealPage Inc. (Nasdaq:RP), a provider of web based property management software; Cimpress N.V. (Nasdaq:CMPR), an online global provider of marketing products and services to small businesses; and Epicor Software Corporation, a provider of business software solutions for manufacturing, distribution, retail and services organizations. He also serves as a Trustee Emeritus of the Massachusetts Technology Leadership Council. Gyenes previously served on the board of directors of EnerNOC, a provider of energy management solutions from 2013 to 2015; webMethods Inc. (acquired by Software AG Darmstadt) from 2005 to 2007; Applix, Inc. (acquired by Cognos, Inc.) from 2000 to 2007; BladeLogic, Inc. (acquired by BMC Software, Inc.) from 2006 to 2008; Lawson Software Inc. (acquired by Golden Gate Capital / Infor) from 2006 to 2011; and Netezza Corporation (acquired by IBM) from 2008 to 2010. He received a bachelor’s degree in mathematics and an MBA from Columbia University.

About Carbonite

Carbonite (Nasdaq:CARB) is a leading provider of cloud and hybrid business continuity solutions for small and midsized businesses. Together with our partners, we support more than 1.5 million individuals and businesses around the world who rely on us to ensure their important data is protected, available and useful. To learn more about Carbonite, our partner program, and our award-winning backup, recovery and archiving solutions, visit us at Carbonite.com.

CONTACT:

Investor Relations Contact:

Emily Walt

617-927-1972

investor.relations@carbonite.com

Media Contact:

Megan Wittenberger

617-421-5687

media@carbonite.com